Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To: David Lyons
Matthew Dunlap
Investors Bank & Trust Company

From: Judith Lyden

cc: Andy Luu, IBT
Daniel Sweet, IBT
Date: October 24, 2006

Re: GMO Trust - Item 77 Attachments - Form N-SAR
For Period March 15, 2006 through August 31, 2006

Item 7

As a reminder to update on your report under item #7:
•	Effective April 1, 2006: The fund GMO Strategic Balanced Allocation Fund changed its name to: GMO Strategic Opportunities Allocation Fund
•	Effective August 6, 2006, GMO Inflation Indexed Bond Fund has been terminated
•	Effective September 29, 2006, GMO Emerging Country Debt Share Fund has been terminated

Item 77C: Vote of security holders
(a) A special meeting of shareholders of the Fund was held on June 19, 2006
(b) No election of Directors took place at this meeting
(c)  To eliminate the Fund’s fundamental investment restriction with respect to short   sales of securities:
Votes for	Votes against	Abstentions/Broker Non-Votes
158,085,216.750	1,706,376.731	0
(d)  N/A

Item 77D: Policies with respect to security investments

GMO Alpha Only Fund
Effective June 30, 2006, GMO Alpha Only Fund’s fundamental investment restriction with respect to the short sale of securities was eliminated.

GMO Strategic Fixed Income Fund (See attached Supplement dated September 29, 2006)
Effective the close of business on September 29, 2006, the last paragraph of the section captioned “Principal investment strategies” on page 58 of the Prospectus has been revised.
(See attached Supplement dated September 29, 2006)

Effective the close of business on September 29, 2006, the Fund’s benchmark is the JPMorgan U.S. 3 Month Cash Index, which is independently maintained and published by JPMorgan. The Index measures the total return performance of three-month euro-currency deposits.
(See attached Supplement dated September 29, 2006)
Item 77E: Legal Proceedings

Series 15 - GMO Emerging Markets Fund (GP to update)
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute. The amount of restricted assets is small relative to the size of the Fund, representing approximately 0.05% of the Fund’s total assets as of August 31, 2006. The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 - GMO Special Purpose Holding Fund (GP to update)
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund. The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio. All claims have been settled with J.P. Morgan Chase Bank and Deloitte & Touche. Registrant considers this litigation routine litigation incidental to its business.

Item 77I: Terms of new or amended securities

•	GMO International Core Equity Fund a new class of fund shares, Class VI, effective 03/27/06
•	GMO Inflation Indexed Plus Bond Fund added a new class of fund shares, Class IV, effective 07/18/06

Item 77Q1: Exhibits

(a) Attached is a copy of the following Amendment to the GMO Trust Declaration of Trust during this period:
•	Amendment No. 29: to change the name of GMO Strategic Balanced Allocation Fund to GMO Strategic Opportunities Allocation Fund, effective April 1, 2006
•	Amendment No. 30: to establish a name change of a series of GMO Trust, GMO U.S. Sector Fund has changed its name to: GMO U.S. Equity Allocation Fund, effective June 30, 2006

(b) Attached is a copy of each of our most recent Supplements dated March 15, 2006 and May 24, 2006 to the GMO Trust Prospectus dated June 30, 2005 and Supplements dated July 17, 2006, September 22, 2006 and September 29, 2006 to the GMO Trust Prospectus dated June 30, 2006

Item 81: Joint Fidelity Bond
•	Yes